Exhibit 21.00

SUBSIDIARIES OF THE COMPANY AND
OWNERSHIP OF SUBSIDIARY STOCK

	STATE OF	% OF SHARES OWNED
NAME OF SUBSIDIARY	INCORPORATION	BY THE CORPORATION*

Wabash National Trailer Centers, Inc.	Delaware	100%

Wabash Wood Products, Inc.	Arkansas	100%

Wabash National, L.P.	Delaware	100%

Wabash National Manufacturing, L.P.	Delaware	100%

Wabash National Services, L.P.	Delaware	100%

Continental Transit Corporation	Indiana	100%

Transcraft Corporation	Delaware	100%

*Includes both direct and indirect ownership by the parent, Wabash National Corporation